EXHIBIT 21
Standard Management Corporation and Its Subsidiaries

STATE OR
COUNTRY
IN WHICH
ORGANIZED
NAME OF SUBSIDIARY	INCORPORATED

*U.S. Health Services Corporation	Delaware
*HomeMed Channel, Inc.	Indiana
HomeDoc Corporation	Indiana
*Apothecary Solutions Corpporation	Indiana
*Long Term Rx, Inc.	Indiana
Precision Healthcare, Inc.	Tennessee
*Rainier Home Health Care Pharmacy, Inc.	Washington
Standard Marketing Corporation	Indiana
Standard Management Financial Corporation	Delaware
Premier Life (Bermuda) Limited	Bermuda
Standard Developemnt Company	Indiana
Standard Management Capital Trust	Delaware
Universal HealthCare Company, LLC	Indiana
Standard Management Adminstrative Services	Indiana

*	Substantially all assets have been sold, or are in process of being sold